Exhibit 10.1

SECOND LINE OF CREDIT MODIFICATION AGREEMENT

THIS SECOND LINE OF CREDIT MODIFICATION AGREEMENT (this “Agreement”) is made and entered into this 25th day of September, 2015 (“Effective Date”), by and between VAST EXPLORATION, LLC, a Texas limited liability company (the “Lender”), and JAYHAWK ENERGY, INC., a Colorado corporation (the “Borrower”).

RECITALS:

WHEREAS, the Borrower executed a Revolving Credit Note for the benefit of the Lender with an effective date of June 30, 2015 (the “Note”). The Note has a maximum principal balance of One Hundred Thousand and NO/100ths Dollars ($100,000). The Note is payable on-demand, if not sooner demanded, then it matures on June 30, 2016.

WHEREAS, the Parties previously modified the Note on or about August 6th, 2015 increasing the maximum principal balance of the Note to One Hundred Fifty Thousand and NO/100ths Dollars ($150,000).

WHEREAS, Borrower has requested that the Note’s Conversion Price in Section 3.6 of the Note be modified to a non-variable Conversion Price of $0.005 per share of Common Stock to eliminate any provisions from the Note that may require derivative accounting.  Lender desires to honor the request subject to the terms and conditions included here.

NOW, THEREFORE, in consideration of the mutual promises, accommodations and benefits to the parties, the parties agree as follows:

1.

Modification of Section 3.6 of the Note to a Fixed Conversion Price

The Lender has the right, at any time after the date of this Note, at its election, to convert all or part of the Note Amount into shares of fully paid and non-assessable shares of common stock of the Borrower (the “Common Stock”). The conversion price shall be $0.005 per share of Common Stock (the “Conversion Price”).

a.

The conversion formula shall be as follows: Number of shares receivable upon conversion equals the Dollar Conversion Amount divided by the Conversion Price. (“Dollar Conversion Amount”) means the entire unpaid principal balance of the Note (including any advances above the maximum principal balance), all accrued interest and any other fees or charges.

b.

A conversion notice (the “Conversion Notice”) may be delivered to Borrower by method of Lender’s choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery), and all conversions shall be cashless and not require further payment from the Lender.

c.

If no objection is delivered from the Borrower to the Lender, with respect to any variable or calculation reflected in the Conversion Notice within 24 hours of delivery of the Conversion Notice, the Borrower shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto.

d.

The Borrower shall deliver the certificates for shares of Common Stock from any conversion to the Lender (in any name directed by the Lender within five (5) business days of Conversion Notice delivery. The Conversion Price shall be subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events.

2.

Other Terms Unchanged.  All terms of the Note executed on June 30, 2015 and subsequently modified on August 6, 2015, shall remain unchanged. All definitions shall be those set forth in the Note with the Note modified as set forth herein.

3.

Debt Confirmed; Warranty.  By its signature on this Agreement, Borrower fully confirms the debt.

THIS AGREEMENT REPRESENTS THE FINAL LINE OF CREDIT MODIFICATION AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties have executed the foregoing Agreement as of the Effective Date.

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